Press Release	Source: Titan Global Holdings, Inc.

Titan Global Holdings Completes

Acquisition Reflects Company's High-Growth Business Strategy to Maximize Revenues and Earnings from Distribution Network Reaching Over 86,000 Locations

DALLAS--(BUSINESS WIRE)--Titan Global Holdings, Inc. (OTCBB:TTGL - News), a high growth diversified holding company, announced today that it has completed the Company's acquisition of USA Detergents, Inc ("USAD"), a manufacturer and distributor of value-branded home care products that leverages brand extensions and licensing agreements with consumer product conglomerates. Titan Global Brand's expansive and overlapping distribution network will now reach more than 86,000 domestic retail locations and over 175 international locations.

In connection with the acquisition, Titan guaranteed USAD's obligations to its senior secured lender, Greystone Business Credit II, and conveyed certain other consideration for the acquisition of 80% of the outstanding stock of USAD.

Upon Titan's acquisition, Church & Dwight Co. Inc. now owns 7.5% and the remaining 12.5% is owned by the existing senior management of the reorganized USAD.

"The USAD acquisition is a strategic step forward for Titan as we move towards developing a world class diversified holding company featuring Titan Global Brands," said Bryan Chance, President and Chief Executive Officer of Titan Global Holdings. "Our strategic equity partners identified this acquisition as an opportunity to create value with Titan's broad suite of products targeted at similar value oriented consumers through complementary distribution channels. We plan on leveraging all of our trusted brands in our growing distribution network to provide increasing value to our customers and shareholders."

Titan will now distribute USAD's trusted suite of value branded laundry products, cleaners and candles through an expansive and overlapping distribution network reaching more than 86,000 domestic retail locations and over 175 international locations. Additionally, USAD distributes products through over 100 food and drug mass retailers in the United States. USAD also distributes cleaners and candles through over 200 distributors in key markets in Canada, the Caribbean, South America, Central America and the Middle East.

As part of Titan's ongoing restructuring of USAD, the Company recently appointed veteran executive Frank J. Orlando as President and Chief Executive Officer of USAD. Over upcoming days, Mr. Orlando will announce his senior management team for USAD.

"Today's announcement is the beginning of what we believe will be a very exciting and profitable period of growth in the history of USAD," said Mr. Orlando. "Titan is a great fit with its established distribution channels and access to resources via its strategic equity partners. We plan on leveraging these channels to propel USAD to new heights."

"We were delighted to introduce USA Detergents to Titan Global, our established client," stated Joel Flig, Executive Vice President of Greystone Business Credit. "This acquisition strengthens two of our clients and creates enormous synergies in distribution."

USAD currently distributes mixed truckloads of nationally-recognized laundry, cleaner and candle brands at attractive prices and in unique merchandising configurations. By leveraging brand extensions and licensing agreements with consumer product conglomerates, USAD's brands include Xtra, Arm & Hammer, Aim, Close-up, Pepsodent, Betty Crocker, Snapple, Fine Care, Brillo, Touch of Glass, Fabulous and Oxymax. Consistent with the distribution focus of Titan's other divisions, USAD's distribution footprint serves small and mid-sized retailers, wholesalers and distributors that serve Metropolitan areas in the U.S. and internationally.

About Titan Global Holdings

Titan Global Holdings, Inc. is a high-growth diversified holding company with a dynamic portfolio of companies engaged in emerging telecommunications markets, advanced technologies and energy. In its last fiscal year Titan generated in excess of $109 million in revenues on a consolidated basis.

Titan's Oblio Telecom Inc. ("Oblio") telecommunications subsidiary, based in Richardson, Texas, is a market leader in prepaid telecommunications products and the second largest publicly-owned international telecommunications company focused on the prepaid space. Oblio leverages strategic agreements with Tier 1 telecommunications leaders Sprint and Level3 to supply its brand-name prepaid calling cards. Annually Oblio sells an estimated 35 million of its brand-name prepaid calling cards through its established distribution channels estimated at more than 60,000 retail outlets.

Titan Wireless, Inc. ("T Wireless") is Titan's wireless subsidiary and is a mobile virtual network operator ("MVNO"). T Wireless sells its MVNO prepaid wireless products and wireless services through Oblio's established distribution channels. Titan's Electronics and Homeland Security division specializes in advanced manufacturing processes to provide commercial production runs and quick-turn delivery of printed circuit board prototypes for high-margin markets including Homeland Security and high-tech clients.

For more information, please visit: www.titanglobalholdings.com. For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/titan/ or http://www.b2i.us/irpass.asp?BzID=1314&to=ea&s=0. To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/titan/quote.html. To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/titan/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.